FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18 Fax: (508) 222-0220
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES FIRST QUARTER 2003 RESULTS

Chartley, Massachusetts, May 6, 2003. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced a net loss of $206 thousand or $(0.02) per basic and diluted common share, on revenue of $595 thousand for the fiscal quarter ended March 29, 2003. This compares with a net income of $97 thousand, or $0.01 per basic and diluted common share on revenue of $1.7 million for the fiscal quarter ended March 30, 2002.

Grant Bennett, President, said: "We continue to see very significant quarter-to-quarter volatility in demand. The volatility is a result both of continuing uncertainly in the electronics market, and of changes in customers` sourcing practices. Customers are placing orders which cover very short periods of time, often one month`s demand or less, as they seek to better match output with demand. We have and are continuing to take actions to adapt to these new purchasing practices."

"We believe the costs in the Company are appropriate for the current underlying demand for our products. We have seen month-to-month growth in revenues in Q1 2003 and based on backlog and customer forecasts as of today, we believe that month-to-month growth will continue in Q2 2003. We continue to manage cash carefully", said Bennett.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2003, or a further downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

	Quarters Ended
	March 29,	March 30,
	2003	2002

Revenues	$595,465	$1,749,277

Net Income (loss)	$ (206,236)	$97,386

Basic earnings (loss) per basic share	$ (0.02)	$0.01

Weighted average basic shares	12,293,207	12,292,338

Diluted earnings (loss) per diluted share	$ (0.02)	$0.01

Weighted average diluted shares	12,293,209	12,575,289